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
                                   Exhibit 11


Statement re:  computation of per share earnings
------------------------------------------------


                                                              Thirteen Weeks Ended                     Thirty-Nine Weeks Ended
                                                         ------------------------------             -----------------------------
                                                            July 2,           July 3,                 July 2,           July 3,
                                                             1995              1994                    1995              1994
                                                         -----------        -----------             -----------       -----------
Weighted average shares
 outstanding                                              12,185,627         11,287,966              11,634,603        11,247,153

Common Stock equivalents:
Stock options                                                305,794            166,097                 318,769           155,695
                                                         -----------        -----------             -----------       -----------

     Total (1)                                            12,491,421         11,454,063              11,953,372        11,402,848
                                                         ===========        ===========             ===========       ===========

     Net Income                                          $ 1,852,000        $ 1,490,000             $ 4,615,000       $ 3,431,000
                                                         ===========        ===========             ===========       ===========


EARNINGS PER COMMON SHARE                                $       .15        $       .13             $      .39        $       .30
                                                         ===========        ===========             ==========        ===========

(1) Average shares outstanding and all per share amounts included above are based on the increased numbers of shares giving retroactive effect to the five-for-four stock split discussed in Note 13 to the Consolidated Financial Statements for the Year
Ended October 2, 1994.

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